April 28, 2020

Leslie “Les” Rechan
401-364 Queen Elizabeth Driveway
Ottawa, ON K1S 5W3

Re:    Employment Offer

Dear Les,

On behalf of PROS Canada Operations, Ltd. (the “Company”), I am pleased to extend to you this offer of employment as Chief Operating Officer, reporting to Andres Reiner, President and CEO. The enclosed employment agreement (“Employment Agreement”) sets out the terms and conditions of your employment with the Company.

You would be a regular, full-time employee, and dedicate your best efforts and knowledge exclusively to the advancement and interest of the Company and its affiliates. This offer of employment, which remains subject to formal approval by the Compensation and Leadership Development Committee of the Board of Directors (“Compensation Committee”) of PROS Holdings, Inc. (“PROS”) are as follows:

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Base Salary. Your annualized base salary will be $425,000 USD, paid semi-monthly in Canadian dollars (CAD), less applicable payroll withholding taxes and deductions for benefit elections. You will be paid in accordance with the Company’s standard payroll practice on the fifteenth and last business day of each calendar month.

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Bonus Compensation. You will be eligible for a full year target incentive of $382,500.00, provided that your 2020 incentive will be prorated based on your start date. Your incentive will be based on corporate objectives, as determined by PROS Chief Executive Officer each year.

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Equity. PROS will issue you $4,000,000 USD in Restricted Stock Units (“RSUs”) vesting 25% annually on each anniversary of your start date. Awards will be granted pursuant to PROS’s 2017 Equity Incentive Plan (the “2017 Plan”), each with terms as set forth in the 2017 Plan documents, your award agreements, and as otherwise determined by the Compensation Committee.

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Relocation Bonus. To facilitate you and your family’s move to the United States, you will receive a one-time $100,000.00 USD taxable relocation bonus payable on or before November 1, 2021, to cover both your expenses related to your move to the United States, and travel to/from Ottawa, Canada in 2020 and 2021 (the “Relocation Bonus”). If prior to the first anniversary of the payment of the relocation bonus, (a) you terminate your employment with PROS or (b) your employment is terminated by PROS for Cause (as defined in the Employment Agreement), you will return to the Company an amount equal to the Relocation Bonus multiplied by a fraction with the numerator equal to twelve (12) minus the number of whole months that have elapsed from the start of your relocation to the United States, and a denominator equal to twelve (12).

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Benefits. Immediately following your hire date, you will be eligible to receive benefits as provided.  Such benefits are subject to eligibility criteria prescribed by the Company's insurers, and the Company reserves the right to review or change such benefits in its sole discretion at any time.

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Insurance.  The benefits program includes coverage for family medical, dental, life insurance as well as other voluntary benefits.  Please note that coverage under these plans are subject to the provisions as set forth in the respective plan documents, which may be updated from time to time.  Depending upon how you elect to participate in the Company's benefits plan, certain monthly employee contributions may be required and deducted from your pay check.

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PTO.  You will be eligible for 30 days of paid time away from work to include 20 paid time off (“PTO”) days and 10 holidays, subject to Company policy.  Your PTO for the remainder of 2020 will be pro-rated based on your start date.

We will provide you with more detailed information regarding these benefits, including copies of the summary plan descriptions for the plans, by separate communication.  Note, the Company reserves the right to make changes or terminate any of its benefits plans without advance notice and at any time.

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Office. You live in Ottawa, Canada, and will occasionally work remotely. However, you will also manage your time to travel to visit sales prospects, customers, and PROS employees in other locations, including our headquarters office, as needed to ensure success.

The Employment Agreement sets forth the terms of your employment with the Company and supersedes any and all prior representations and agreements, whether written or oral, with the exception of any nondisclosure agreement previously signed by you. Any waiver of a right under the Employment Agreement must be in writing.

We are pleased to offer you this position and, more importantly, to welcome you to the Company. PROS’ success depends directly upon the quality of its people. We will endeavour to provide all employees with a stimulating, rewarding environment where they can maximize their potential.

If the foregoing terms are agreeable, please indicate your acceptance below and return a signed copy of to us. Your start date will be May 4, 2020 or such other date as mutually agreed.

We look forward to beginning a relationship that we feel will be mutually beneficial and rewarding. If you have any questions, please contact me.
Regards,

PROS Canada Operations, Ltd.

/s/ ANDRES REINER

Andres Reiner
President

AGREED AND ACCEPTED BY:

Signed: /s/ LES RECHAN
Les Rechan

Date:     May 12, 2020

Enclosure: Employment Agreement